Exhibit 99.2

Transcript of Telephone Conference Call to Discuss

SuperGen News Release

April 21, 2005

4:30 p.m. EST

Tim Enns – SuperGen, Inc. — Senior Vice President of Corporate Communications and Development

Thank you, operator.  Good afternoon ladies and gentlemen.  Thank you for joining us today to discuss SuperGen’s financial results for the first quarter of 2005, which were released at 4 PM Eastern Standard Time today.  If you have not seen the press release you can view it online at www.supergen.com or contact us directly to receive a faxed copy.

During this conference call, we anticipate making projections and forward-looking statements that are based on management’s current expectations.  Actual results may differ materially from these forecasts due to various factors.  There are significant risks and uncertainties in biotechnology research and development.  There can be no guarantee that our products or that our product candidates will progress in clinical trials as we expect, or that we will ultimately be approved for the indications we are seeking.  Moreover, if the products or product candidates are approved in the future, we cannot guarantee that they will be commercially successful.

The company’s results may also be affected by such factors as competitive development, affecting the timing and anticipated regulatory approvals, and launches of new products, or other regulatory developments, patent disputes, or litigation regarding future products.  For additional information and discussion concerning the risk factors that affect the company’s business, please refer to the company’s filing with the Securities and Exchange Commission, including the report on Form 10-K for the year ended December 31, 2004.  The company undertakes no duty to update forward-looking statements.  You can also access a live or delayed Web cast of this conference call at our website.

With that, I’ll now turn the call over to Dr. James Manuso, SuperGen’s President and Chief Executive Officer.  Jim?

Dr. James Manuso – SuperGen, Inc. — President and Chief Executive Officer

Thank you very much Tim.  Welcome today, and thank you all for participating in this call.  In addition to Tim, joining me today are Ed Jacobs, our Chief Operating Officer; Michael Molkentin, our Chief Financial Officer; Dr. Audrey Jakubowski, our Chief Regulatory and Quality Officer and Dr. Michael McCullar, Vice President of Strategy and Development.  I’ll spend the first part of today’s call discussing the highlights for the first quarter of the year, and I’ll touch on some of our business development plans for the remainder of 2005.  Then I’ll turn the call over to Ed Jacobs to talk about EuroGen and our commercial activities.  Ed will then be followed by Michael Molkentin, who will take you through the financial results for this last quarter and provide an update on our financial outlook for 2005, and then following Michael’s remarks, we’ll be pleased to take your questions.

On the regulatory front, in early January the company announced that the New Drug Application or NDA for Dacogen was accepted for filing by the U.S. Food and Drug Administration or FDA.  We and MGI PHARMA, our exclusive worldwide licensing partner for Dacogen, anticipate a decision on this filing during the third quarter of this year.  In the interim, we’ll work closely with FDA to assure timely responses to their questions and suggestions, and in anticipation of a possible approval, our partner MGI is ramping up medical and marketing pre-launch preparations.  In the EU, we continue to work with the EMEA to address questions they have posed regarding our Marketing Authorization Application or MAA, submitted and accepted for review by them last year.

With respect to the Dacogen registration program going forward, MGI has initiated a multi-center Phase II trial of Dacogen as a front-line therapy for AML, Acute Myelogenous Leukemia patients, 54 patients all together aged 60 or older, and they’ll receive a Dacogen injection at a dose of 20 milligrams per meter squared administered as a one-hour infusion daily for five days, every four weeks.  The primary end point of that study is complete remission rate.  In addition, MGI is working through the special protocol assessment process for the Phase III trial of Dacogen in AML patients.  Also, Dacogen will be the subject of five abstracts at the upcoming ASCO meeting.  These abstracts are expected to include updated results from the 3-arm alternative dosing study of Dacogen and additional data from the Phase III trial of the Dacogen in MDS patients.  We certainly value our partnership with MGI.  Our companies continue to work together in a very efficient and timely manner.

During January, SuperGen announced the withdrawal of its NDA for Orathecin after determining that the current package would not be sufficient to gain approval at that time in the U.S.  Our European submission of an MAA, or Marketing Authorization Application for Orathecin remains on track and is currently under review by the EMEA review panel and we expect a decision on the MAA within the third quarter of this year.

On the clinical front, we were pleased to announce in March that the first patient had been dosed in a Phase II clinical trial studying Orathecin and gemcitabine as a first-line combination therapy for advanced pancreatic cancer patients who have not undergone chemotherapy.  The study will enroll 30 chemotherapy naive patients at up to 15 centers in the United States.  Patients will receive combination therapy of gemcitabine and Orathecin, and the primary efficacy endpoint is overall survival.

There were several management and operational changes during this quarter, and as previously announced, during January 2005 the company reorganized its business operations and implemented a 15% workforce reduction in recognition of lower clinical development costs due to our strategic partnership with MGI PHARMA, and the withdrawal of our US NDA for Orathecin.

During the first quarter we said farewell to our co-founder Dr. Joseph Rubinfeld, who resigned from our Board of Directors to devote his full time and energies to a new venture.  We also welcomed

Dr. Allan Goldberg as a director, and we are confident that he will make many valuable contributions to SuperGen through his participation on our Board.

Late last year, we began the process of identifying drugs in the US and EU for possible acquisition.  We have, at this stage, examined a significant number of possibilities, but no final decisions have been made.  We continue to seek and review suitable drugs for acquisition or in-licensure.  We seek drugs that have demonstrated some degree of clinical activity in treating solid tumors or hematological malignancies, and based on our current status we believe that we can execute a transaction in the not-too-distant future.

Edward Jacobs will now bring you up to date on some of the commercial progress we have achieved both in the United States and in Europe under our subsidiary EuroGen.  Ed?

Ed Jacobs– SuperGen, Inc. — Chief Operating Officer

Thank you Jim.  Nipent continues to serve SuperGen well. The scientific, clinical and commercial demand for the product is growing. This interest continues to be focused in hairy cell leukemia, chronic lymphocytic leukemia and in transplantation related Graft vs. host disease. Our challenge for the remainder of 2005 and beyond will be to expand the commercial use of Nipent in the US and transition this growth to the European market under EuroGen, our subsidiary. You may recall that early in 2004 we acquired the marketing authorization rights for Nipent from Pfizer for Europe. We are now in discussions with Wyeth, our European distribution partner, to transition distribution and sales to our full control under EuroGen. We have already planned for a presence at the upcoming and very important meetings in Stockholm, the European Hematology Association meeting as well as the Lugano Lymphoma Conference in June of this year.

I will now turn the call over to Michael Molkentin, our Chief Financial Officer, to review our financial results for 2004 and provide an update on our outlook for 2005.  Michael?

Michael Molkentin – SuperGen, Inc. — Chief Financial Officer

Thank you, Ed.

2005 First Quarter Financial Results

Total revenues for the 2005 first quarter were $4.4 million compared with $1.1 million for the same prior year period.  Total revenues for the 2005 first quarter include $2.5 million of development and license revenue for recognition of deferred revenue related to an upfront payment received and $700,000 of reimbursable development costs pursuant to the license agreement entered into with MGI PHARMA during 2004, which granted them exclusive rights to the development, manufacture, commercialization and distribution of Dacogen.  The 2005 first quarter includes Nipent sales of approximately $800,000 compared with $700,000 for the same prior year period.

Total costs and operating expenses for the 2005 first quarter were $11.7 million compared with $13.5 million for the same prior year period.  The primary reason for the decrease in total costs and operating expenses for the 2005 first quarter was a decrease in development expenses associated with the Orathecin and Dacogen programs and lower cost of product revenue resulting from a change in product mix and reduced distribution charges offset by an increase in selling, general and administrative expenses associated primarily with additional sales and marketing efforts for Nipent and commercialization scale-up efforts with the company’s European operations.

The company reported a net loss for the 2005 first quarter of $6.9 million, or $0.13 per share, compared with a net loss of $18.7 million, or $0.48 per share, for the same prior year period.  The decrease in the net loss for the 2005 first quarter is due to an increase in revenues from the license agreement with MGI, a decrease in overall costs and operating expenses and the reduction in non-cash items that were reflected in the same prior year period.  The same prior year period included various non-cash items related to convertible debt instruments executed in 2003 and the private placement of shares of our common stock completed in March 2004.  There were no such non-cash items in the 2005 first quarter.

Financial Position

SuperGen closed the 2005 first quarter with approximately $60.7 million in operating cash which includes unrestricted cash, cash equivalents and marketable securities.

Financial Outlook 2005

At this time we would like to reconfirm our annual guidance for 2005.  SuperGen’s focus for 2005 will be to continue strengthening our worldwide commercialization efforts by enhancing existing avenues of revenue for Nipent and developing new ones; by scaling up the company’s European operations to market, sell and distribute current and future products; and by expanding the company’s product pipeline through in-licensing or acquisition.  We believe SuperGen’s current financial position enhances our ability to execute our business plan and provide us flexibility in building our product portfolio for the future.

As Nipent demand continues to improve we anticipate that our total annual net product revenue forecast for 2005 will continue to be within a range of $14.5 million to $16.5 million.  Product gross margins are expected to improve slightly from the prior year to within a range of 70% to 72%.  As indicated in our previous conference call, the improvement in gross margins is primarily due to a reduction in overall product distribution costs due to SuperGen re-acquiring the U.S. distribution rights for Nipent, offset by an increase in costs of sales for European related product revenue.

Development and license revenue pursuant to the license agreement entered into with MGI is contingent upon the achievement of commercialization milestones in the US and Europe anticipated in the second half of 2005.  As previously indicated, these commercialization milestones could range between $20 million and $25 million.  Royalty revenue earned during 2005, if any, will be based on the success of MGI’s commercialization and marketing efforts subsequent to receiving marketing approval for Dacogen from the appropriate regulatory agencies.  To date, MGI has not provided any guidance on sales volume for Dacogen during 2005, the period which we anticipate Dacogen will receive marketing approval in either or both the US and EU.  During 2005, annual revenue from the recognition of deferred revenue related to upfront payments is anticipated to be approximately

$9.9 million while annual revenue from reimbursable development costs is anticipated to be approximately $1 million.

Our annual guidance for research and development expenses remains unchanged and is forecasted to continue decreasing from the prior year.  Research and development expenses are anticipated to be approximately $20 million.  We continue to expect annual selling, general and administrative expenses to increase slightly during 2005, to a range of $30 million to $31 million.

Contingent on the timing for realization of the US and EU commercialization milestones pursuant to the license agreement with MGI, we anticipate that the annual loss from operations for 2005 will range between $4 million and $9 million.  The actual quarterly income or loss from operations will be influenced by the events that will trigger the timing of earned commercialization milestone payments, the commencement of any related royalty revenue and the achievement of higher levels of forecasted product revenues in the second half of 2005 when compared to the first half of the year.

And lastly, we forecast average sales outstanding will continue to be approximately 51.2 million shares.

This concludes the review of our 2005 first quarter financial results and update on our financial outlook for 2005.  I will now turn the call back to Dr. Manuso for a few closing comments.

Dr. James Manuso – SuperGen, Inc. — President and Chief Executive Officer

Well, thank you, Michael and thank you, Ed.

At this point, I’d like to ask the operator to open the call up for questions.  Operator?

Operator

Thank you, sir.  Ladies and gentlemen, if you wish to ask a question at this time, please press “*” followed “1” on your touch-tone telephone.  If your question has been answered or you wish to withdraw your question, press “*” followed by “2”.  I would like to remind the audience to please limit your questions to one per queue.  If you have a follow-up question, you may queue up again.  Questions will be taken in the order received and that’s “*1” to begin.

Are there any questions?

Operator

Our first question comes from the line of Matt Osborn of Unteberg Tobin.  You may proceed.

Matt Osborn – Unteberg Tobin

Hello, thank you for taking the call.  I had a question on the Nipent revenue.  If you could walk me through, I guess, the reasons for the follow-up from the fourth quarter to the first quarter in terms of either wholesale inventory or price changes and then secondly on some of the data that maybe should be processed as ASCO.  Can you talk about if we’ll see updates either in subset analysis either in high-risk MDS patients or untreated patients.  Thank you.

Dr. James Manuso – SuperGen, Inc. — President and Chief Executive Officer

By all means.  First question I’ll flip to Ed.

Ed Jacobs– SuperGen, Inc. — Chief Operating Officer

The noticeable difference in the sales of Nipent in the first quarter were basically wholesale sales.  We were trying to reduce the inventory in wholesalers to give regularity to the sales level throughout each quarter during the year.  End user sales are up dramatically in the first quarter, as much as 20% in units and that will be later demonstrated in wholesale sales as we move throughout the year.  We’re very confident that we will make the $14 million to $16 million range that we were looking at for the year because end-user sales are so strong.

We’ve looked at all the wholesalers and most of them are at less than four weeks of inventory with the exception of one and we feel very confident that the rest of the year will be very strong.  We could have actually put more into the wholesalers but we wanted to streamline it more for the year.

Dr. James Manuso – SuperGen, Inc. — President and Chief Executive Officer

Okay, thanks very much, Ed.  And with respect to your question regarding the ASCO abstracts on decitabine, we at this point appreciate that there should be one of the clinical benefit and survival end points from the Phase III trial of Dacogen vs. supported care and I don’t have the specifics relative to the degree of subset analyses, although I think those have been presented previously and then there will be the results of the Phase I/II study of the combination of Dacogen and valproic acid in AML and MDS patients and the low-dose schedule of decitabine that I spoke of earlier and then some hypomethylation induction in MDS after treatment with Dacogen at three different doses is what we should expect here.  Next question.

Operator

Thank you, sir.  Your question comes from the line of Elemer Piros of Rodman.  Please proceed.

Elemer Piros – Rodman

Yes, maybe I can go back to...

Dr. James Manuso – SuperGen, Inc. — President and Chief Executive Officer

Hello....  I’m sorry it appears the line has been cut off for some reason from Elemer.  May we take the next question in the meantime?  Hello?  Lose the call?  Hello?

Operator

Yes, sir.  If you wouldn’t mind, just give us one second, please.

Dr. James Manuso – SuperGen, Inc. — President and Chief Executive Officer

Thank you.  Please stay with us.

Operator

Mr. Piros?  Can you please key “star-one” once more?  Mr. Piros, if you’re still on the line, please key “star-one”.

Elemer Piros – Rodman

Can you hear me now?

Dr. James Manuso – SuperGen, Inc. — President and Chief Executive Officer

Yes, Elemer, thank you.

Elemer Piros – Rodman

Sorry about this.  If I could just circle back to Ed Jacobs on the Nipent projections.  In your forecast there is growth when you compare to last per year and it’s just really difficult to see because of the lumpiness here.  Could you just maybe specifically state some of the initiatives that you undertake to remove the lumpiness to a certain extent as it’s possible.

Ed Jacobs– SuperGen, Inc. — Chief Operating Officer

The only way that you that you can, you know, it’s very seasonal, this product.  The units are in smaller numbers when you compare lots of agents out there.  It’s a small volume product at this point in time, so a percentage or two affects the units and then as a result the sales vary dramatically, what we’re attempting to do and we started it last year, is to control the inventory and to wholesalers better.  And we have to take a quarter to really take a look at it and do something and that’s what we did in the first quarter this year.

We didn’t take any large orders that wholesalers sometimes like to take on at end of quarters.  And we did not release any incentives to do that.  We wanted just to flow naturally.

As a result, we had a lower wholesale allotment in the pipeline here.  And we allowed, we took a look at the units through DDD, how they were moving through the end users and we were very confident at the time by looking at that that business will be much stronger the next three quarters because of the as much as a 20-22% increase in units being used at the physician’s office.

Elemer Piros – Rodman

When you compare it to last year.

Ed Jacobs– SuperGen, Inc. — Chief Operating Officer

When you compare it to last year, yeah.

And also when you compare it to the fourth quarter.  So, not just last year but to the fourth quarter.

Elemer Piros – Rodman

OK, OK, that makes sense.

Let’s see, uh, Jim?

Dr. James Manuso – SuperGen, Inc. — President and Chief Executive Officer

Yes.

Elemer Piros – Rodman

One thing I don’t know if you could maybe define in the not-to-distant future a bit better than you’re referring to potentially closing a deal on that end licensing or acquiring a drug candidate or a marketed product.

Dr. James Manuso – SuperGen, Inc. — President and Chief Executive Officer

Yes, Elemer.  We have at this point examined probably more than 50 possibilities.  Naturally, our focus is on potential acquisitions that fit squarely in the hematology space.  And that could be a synergistic benefit in terms of sales with Nipent that would make sense in terms of enhancing and deepening our relationships with the key opinion leaders that we have so highly valued over the past.  And naturally, when you seek out an acquisition, it’s very difficult unless you’re at a point where you’re prepared to sign to be able to give a clear guidance as to how rapidly that might occur, what I can say is that we originally targeted the first half of this year for closure.

We continue to be hopeful that that is an achievable milestone, and yet in the same vein it’s a very dynamic process, one over which you can exercise very limited control and so what I’d have to say is that we actively are seeking to consummate an acquisition and yet I don’t have anything definitive or specific at this time and we would certainly hope to stick with our original timeline, but, again, it’s difficult to give more clear guidance than that.  I’m sorry.

Elemer Piros – Rodman

That’s OK. Maybe I can ask it in a different way and I don’t know if you factor this into your equation as well, Dacogen’s PDUFA date is on September 1st.

Dr. James Manuso – SuperGen, Inc. — President and Chief Executive Officer

Yes.

Elemer Piros – Rodman

Assuming approval, the stock might even go higher.  Sorry, guys, I’m being facetious here.

Dr. James Manuso – SuperGen, Inc. — President and Chief Executive Officer

Yes.

Elemer Piros – Rodman

And your currency to purchase things may actually be much more, you would have much more at your disposal perhaps following approval, but obviously there’s a risk associated with that.  How do you juggle this sort of equation?

Dr. James Manuso – SuperGen, Inc. — President and Chief Executive Officer

Well, I’d say two things here.  First, we’d have to differentiate between the capital necessary to consummate a deal, i.e., the acquisition capital versus the working capital necessary to build and enhance the infrastructure for the integration of the drug and its ultimate sale.  And secondly, it’s critically important, I think, to realize that there are a variety of ways in which deals can be structured and here I’m referring to the upfronts on the one hand, the milestones and their potential for being reached in the short term and then the back end payments and then the potential as we build the franchise based on clear ownership and/or control of assets, the potential for taking on short-term commercial debt also exists.

So what we would seek to do is, appreciate the fact that our currency could well be higher following and approval of Dacogen and that we would have, based on the ownership or control of assets, the potential for debt.  And then there are other elements in any deal structure that we would actively consider.  So, our intention is certainly to construct that in a way that’s optimal from a financial perspective.

I was going to ask if Michael Molkentin has any comments regarding that.

Michael Molkentin – SuperGen, Inc. — Chief Financial Officer

The added thing is, as you’re probably aware is we did file a shelf earlier and that coincides with the comments that Jim was making as we’re kind of, you know, we going, we’re well aware of the potential benefits or risks associated with how the Dacogen approval can help us.  And we’re just trying to position ourselves at this point in time to position ourselves best to take advantage of as many potential methods as possible if and when we’re at that point where we need to make a decision.

Dr. James Manuso – SuperGen, Inc. — President and Chief Executive Officer

And let me be clear about the purpose of putting up the universal shelf.  As I’ve said to others, it’s really going hunting with a loaded gun.  We have to make sure that we have access to that potential should that element be integrated into any purchase.  But, again, our intention would be to minimize dilution and enhance accretion and connection with anything that we might do.

Elemer Piros – Rodman

Yes.  Maybe just one quick follow up on this and I get back on the queue.

Since the two events, the PDUFA date and your previous projection of maybe completing something in the first half of ‘05 on the in-licensing front.  You may come so close, wouldn’t it make sense to delay the purchase once you have the knowledge of the Dacogen information?

Dr. James Manuso – SuperGen, Inc. — President and Chief Executive Officer

In a perfect world, should we be in a position to exercise control over what comes onto to the stage and what leaves the stage, yes, by all means.  And yet, what we have found is that opportunities present themselves at unique moments in time and it speaks to the carpe diem issue.  You really have to take opportunities when they present themselves because they won’t necessarily be there the day after tomorrow.

Elemer Piros – Rodman

Understood.  Thank you, sir.

Dr. James Manuso – SuperGen, Inc. — President and Chief Executive Officer

Thank you very much, Elemer.

Operator

Thank you, sir.  Ladies and gentlemen, as a reminder to ask a question, it’s “*1” on your touch-tone telephone.  Also, audience, please try to limit your questions to one per queue.

Gentlemen, you have no further questions at this time.  I would like to turn the presentation over to Jim Manuso for closing remarks.

Dr. James Manuso – SuperGen, Inc. — President and Chief Executive Officer

Well, thank you very much.  I appreciate your listening in and look forward to speaking to you again at our next conference call and certainly should there be any questions that have not been answered, we invite you to answer Tim Enns in our investor relations area and thank you and have a good afternoon, one and all.  ‘Bye.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference.  This concludes the presentation.  You may now disconnect.  Have a great day.